                                                                     EXHIBIT 11


                        DEP CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED STATEMENTS OF
                       COMPUTATION OF EARNINGS PER SHARE
                     (in thousands, except per share data)
                                  (UNAUDITED)



                                                          Three Months Ended             Six Months Ended
                                                              January 31,                   January 31,
                                                        ----------------------        ----------------------
                                                          1996           1995          1996            1995
                                                        -------         ------        -------         ------

Net Loss..............................................  ($1,807)         ($779)       ($2,190)         ($745)
                                                        =======         ======        =======         ======
Shares:
 Weighted average shares outstanding                      6,251          6,245          6,251          6,243
 Shares issuable from assumed exercise of
   outstanding options................................        -              -              -              -
                                                        -------         ------        -------         ------
Adjusted weighted average shares outstanding..........    6,251          6,245          6,251          6,243
                                                        =======         ======        =======         ======
Loss per share........................................   ($0.29)        ($0.12)        ($0.35)        ($0.12)
                                                        =======         ======        =======         ======